As filed with the Securities and Exchange Commission on May 26, 2005
                                                     Registration No. 333-123957
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                ----------------

                               PARKERVISION, INC.
             (Exact name of registrant as specified in its charter)

               FLORIDA                                        59-2971472
      State or Jurisdiction of                             (I.R.S. Employer
    Incorporation or Organization                       Identification Number)

                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
                    (Address of principal executive offices)

                            Jeffrey Parker, President
                               ParkerVision, Inc.
                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:
                             David Alan Miller, Esq.
                                 Graubard Miller
                        405 Lexington Avenue, 19th Floor
                            New York, New York 10174
                            Telephone (212) 818-8800
                            Facsimile (212) 818-8881

    Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


========================================== ================= ===================== =================== ===============
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
                                             AMOUNT TO BE       OFFERING PRICE         AGGREGATE        REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED          REGISTERED          PER SHARE          OFFERING PRICE         FEE
------------------------------------------ ----------------- --------------------- ------------------- ---------------
Common Stock, par value $.01                  2,880,000            $7.72(1)          $22,233,600(1)      $2,616.89
------------------------------------------ ----------------- --------------------- ------------------- ---------------
Common Stock, par value $.01 issuable
upon exercise of Redeemable Common Stock       720,000             $9.00(2)          $6,480,000(2)        $ 762.70
Purchase Warrants
------------------------------------------ ----------------- --------------------- ------------------- ---------------
         Total Fee Paid........................................................................          $3,379.59
====================================================================================================== ===============


(1) Based upon the market price of the Common Stock, as reported by the Nasdaq Stock Market on April 5, 2005, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").

(2) Determined in accordance with Rule 457(g) promulgated under the Securities Act.

(3) Pursuant to Rule 416, additional securities are being registered as may be required for issuance pursuant to the anti-dilution provisions of the Redeemable Common Stock Purchase Warrants.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               -------------------

         THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.


                    PRELIMINARY PROSPECTUS DATED MAY 26, 2005


                              SUBJECT TO COMPLETION

PROSPECTUS

                               PARKERVISION, INC.

                        3,600,000 SHARES OF COMMON STOCK

         This prospectus covers up to 3,600,000 shares of common stock of ParkerVision, Inc. that may be offered for resale or otherwise disposed of by the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 12. Of that amount, 2,880,000 shares of common stock were issued in a private placement of shares of common stock and redeemable common stock purchase warrants concluded on March 14, 2005, and 720,000 shares will be issued upon exercise of the redeemable common stock purchase warrants prior to their offer and sale pursuant to this prospectus.


         Our common stock is traded on the Nasdaq National Market System under the symbol PRKR. On May 25, 2005 the last reported sale price of our common stock was $4.54.


         We will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders. To the extent that any of the redeemable common stock purchase warrants are exercised, we will receive the exercise price paid for the shares of common stock purchased thereunder.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is _________, 2005

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

BUSINESS SUMMARY...............................................................6
RISK FACTORS...................................................................7
USE OF PROCEEDS...............................................................12
SELLING STOCKHOLDERS..........................................................12
PLAN OF DISTRIBUTION..........................................................17
LEGAL MATTERS.................................................................19
EXPERTS  20
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................20

                  ---------------------------------------------

                                BUSINESS SUMMARY

GENERAL

         ParkerVision, Inc., referred to in this prospectus as ParkerVision, we or us, is a company engaged in the development and marketing of Direct2Data(TM) or D2D(TM) technology, a wireless direct conversion radio frequency technoLOgy, and associated products.

CORPORATE HISTORY AND RECENT DEVELOPMENTS

         We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. Our telephone number is (904) 737-1367.

         From our founding until May 2004, we developed and marketed video products until the video division was sold to Thomson Broadcast & Media Solutions, Inc. for approximately $13,400,000.


         Our wireless division was started in 1995, and we began offering our wireless products in the third quarter 2003.


SALE OF COMMON STOCK AND REDEEMABLE STOCK PURCHASE WARRANTS AND RELATED ACCOUNTING TREATMENT

         On March 14, 2005, we completed the sale of 2,880,000 shares of common stock and 720,000 redeemable common stock purchase warrants for net proceeds of $20,300,000.


         The portion of the proceeds related to the shares of common stock sold are recorded in shareholders' equity. The warrants are recorded at their estimated fair value of approximately $3.1 million as a component of shareholders' equity.


WIRELESS PRODUCTS

         We design, develop and market wireless integrated circuits and products based on our proprietary wireless radio frequency transceiver technology. Our products are targeted to the residential and commercial consumer markets and to original equipment manufacturers (OEM and original design manufacturers (ODM).

         Our core technology, called Direct2Data (TM) or D2D(TM), is a wireless direct conversion radio frequency transceiver technology that may be applied to all areas of wireless communications. We are also introducing two new classes of fully digital radio frequency power amplifiers that are based on extensions of the science and technology of D2D.

         We design and produce several D2D-based transceiver integrated circuits with a proprietary electronic circuit configuration that enables the creation of practical, high performance transceivers. These transceivers reduce or eliminate transmission and receiving problems inherent in traditional analog circuits that are commercially available. Wireless products that employ D2D technology, when compared to products using traditional electronic circuit designs, have the ability to function at farther distances with increased connection reliability and less power consumption. We believe that D2D-based implementations can enable both size and cost reductions when compared with traditional analog devices due to reduced interference which eliminates the need for metal shielding of components in the manufacturing process.

         In 2003, we introduced our first D2D-based wireless local area networking products for the end user. These were for wireless Internet data networking applications, and include a wireless local area networking card designed for use with laptop computers, a wireless universal serial bus adaptor for use with desktop computers and a wireless four-port router for networking applications. These products are targeted for the residential and small office and home office markets. We offer professional telephone support at no charge and a 30-day money-back guarantee to allow the consumer a risk free trial.

         In 2005, we plan to expand our WLAN products to include those that meet the 802.11g standard and introduce a high performance cordless phone using the D2D technology. This product will be designed to achieve longer distances and better reliability than the typical consumer cordless phone and have better audio quality.

         Our consumer products are sold directly by the company and through traditional retail outlets, online retailers and value added resellers. In the retail market, we work with our outlets to develop the market for our products with co-advertising, in-store promotions and demonstrations, sales associate training and banner advertising. We also plan to develop products for the OEM and ODM markets and in connection with that effort we are expanding our in-house sales staff. To date, we have not achieved any sales or agreements within these market segments for our D2D products and technology.

PATENTS

         We have obtained 59 patents related to our D2D technology and have over 90 patent applications pending in the United States and other countries. We believe the number and scope of these patents are an important asset of ParkerVision and gives it a significant competitive advantage.

                                  RISK FACTORS

         The shares of common stock being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in ParkerVision, you should carefully consider the risks described below.

WE HAVE HAD A HISTORY OF LOSSES WHICH MAY ULTIMATELY COMPROMISE OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND CONTINUE IN OPERATIONS.


         We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at March 31, 2005, was $115,987,936. The net loss for 2004 was $14.8 million, and the net loss for the three months ended March 31, 2005 was $5,507,956. To date, our products have not produced revenues sufficient to cover operating, research and development and overhead costs. We also will continue to make expenditures on research and development and on pursuing patent protection for our intellectual property. We expect that our revenues in the near term will not bring the company to profitability. If we are not able to generate sufficient revenues, and we have insufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may result in a change in our business strategies.

WE EXPECT TO NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH IF WE ARE UNABLE TO RAISE WILL RESULT IN OUR NOT BEING ABLE TO IMPLEMENT OUR BUSINESS PLAN AS CURRENTLY FORMULATED.

         Because we have had net losses and, to date, have not generated positive cash flow from operations, in part, we have funded our operating losses from the sale of equity securities from time to time and the sale of our video division in 2004. We anticipate that our business plan will continue to require significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. Our current capital resources are expected to sustain operations for at least through fiscal year 2005. Thereafter, unless we increase revenues to a level that they cover operating expenses or we reduce costs, we will require additional capital to fund these expenses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to the Company. The sale of equity securities will result in dilution to the current stockholders' ownership. The long-term continuation of our business plan is dependent upon the generation or sufficient revenues from the sale of our products, additional funding or reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses could have a material adverse effect on our ability to achieve our long-term business objectives.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES WHICH IF WE ARE UNABLE TO MATCH OR SURPASS, WILL RESULT IN A LOSS OF COMPETITIVE ADVANTAGE AND MARKET OPPORTUNITY.

         Because of the rapid technological development that regularly occurs in the microelectronics industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings and creating new products. For example, in fiscal year 2004, we spent approximately $11.4 million on research and development, and we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish and increase market share and, ultimately, to grow revenues. If another company offers better products or our product development lags, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

IF OUR PRODUCTS ARE NOT COMMERCIALLY ACCEPTED, OUR DEVELOPMENTAL INVESTMENT WILL BE LOST AND OUR FUTURE BUSINESS CONTINUATION WILL BE IMPAIRED.

         There can be no assurance that our research and development will produce commercially viable technologies and products. If new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

FAILING TO ACHIEVE MARKET ACCEPTANCE OF OUR D2D TECHNOLOGY WILL RESULT IN AN ADVERSE IMPACT ON OUR BUSINESS PROSPECTS AND COMPROMISE THE MARKET VALUE OF THE TECHNOLOGY.

         Our wireless technology represents what we believe to be a significant change in the circuit design of wireless radio-frequency communications. To achieve market acceptance, we will need to demonstrate the benefits of our technology over more traditional solutions through the development of marketable products and aggressive marketing. In many respects, because the D2D technology is a radically different approach in its industry, it is very difficult for us to predict the final economic benefits to users of the technology and the financial rewards that we might expect. If the D2D technology is not established in the market place as an improvement over current, traditional solutions in wireless communications, our business prospects and financial condition will be adversely affected.

IF OUR PATENTS AND INTELLECTUAL PROPERTY DO NOT PROVIDE US WITH THE ANTICIPATED MARKET PROTECTIONS AND COMPETITIVE POSITION, OUR BUSINESS AND PROSPECTS WILL BE IMPAIRED.

         We rely on our intellectual property, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that many of our patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. In addition, there would be an adverse impact on the Company's financial condition and business prospects.

IF WE DO NOT COMPLY WITH THE APPROVAL REQUIREMENTS OF THE FEDERAL COMMUNICATIONS COMMISSION IN RESPECT OF OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM WITH A RESULTING LOSS OF BUSINESS AND PROSPECTS.

         We must obtain approvals from the United States Federal Communications Commission for the regulatory compliance of our products in the United States. We also may have to obtain approvals from equivalent foreign government agencies where our products are sold internationally. Currently, we have obtained all required approvals. Generally the approval process is routine and takes from one to two months without substantial expense. In the event, however, that approval is not obtained, or there is a change in current regulation that impacts issued approvals or the approval process, there may be an impact on our ability to market products and on our business prospects.

IF WE CANNOT DEMONSTRATE THAT OUR D2D PRODUCTS CAN COMPETE IN THE MARKETPLACE AND ARE BETTER THAN CURRENT ELECTRONICS SOLUTIONS, THEN WE WILL NOT BE ABLE TO GENERATE THE SALES WE NEED TO CONTINUE OUR BUSINESS AND OUR PROSPECTS WILL BE IMPAIRED.

         In respect of the current product offerings, we now face competition from other finished product suppliers such as the Linksys division of Cisco, Netgear, Belkin and D-Link. We also face competition from chip suppliers such as RF MicroDevices, Anadigics, Maxim and Conexant, among others. Our technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged.

WE OBTAIN CRITICAL COMPONENTS FOR OUR PRODUCTS FROM VARIOUS SUPPLIERS AND LICENSORS, SOME OF WHICH ARE SINGLE SOURCES, WHICH MAY PUT US AT RISK IF THEY DO NOT FULFILL OUR REQUIREMENTS OR THEY INCREASE PRICES THAT CANNOT BE PASSED ON.

         We obtain critical components from various suppliers and licensors, some of which are single sources. Because we depends on outside sources for supplies and licenses of various parts of its products, we are at risk that we may not obtain these components on a timely basis or may not obtain them at all. We maintain inventories of many components, and to date, have not experienced any significant problems with respect to obtaining components. In addition, we have neither ended or had terminated any supply arrangements or license of critical components where an alternative has not been readily available. Notwithstanding our past history of supplies, maintaining inventory of some components and having licenses to produce in the event of non-supply, if we are unable to obtain needed components, our business would be disrupted, and we would have to expend some of our resources to modify our products or find new suppliers and work with them to develop appropriate components. We are also at risk for increases in prices imposed by sources over which we have no control. Our inability to obtain components or absorb price increases may have an adverse effect on our own ability to fulfill orders and on our financial condition.

WE BELIEVE THAT WE WILL RELY, IN LARGE PART, ON KEY BUSINESS AND SALES RELATIONSHIPS FOR THE SUCCESSFUL COMMERCIALIZATION OF OUR D2D TECHNOLOGY, WHICH IF NOT DEVELOPED OR MAINTAINED, WILL HAVE AN ADVERSE IMPACT ON ACHIEVING MARKET AWARENESS AND ACCEPTANCE AND LOSS OF BUSINESS OPPORTUNITY.

         To achieve a wide market awareness and acceptance of our D2D technology, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate the D2D technology into their products and/or market products based on D2D technology through retail or direct marketing channels. These will include OEM and VAR relationships and sales through internet and storefront retailers. These commercialization avenues are in addition to the direct marketing that we are engaged in through our own website. Our successful commercialization of the D2D technology will depend in part on our ability to meet obligations under contracts in respect to the D2D technology and related development requirements and the other parties using the D2D technology as agreed. The failure of the business relationships will limit the commercialization of our D2D technology which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

AS WE INCREASE OUR MARKETING EFFORTS, WE WILL BECOME MORE RELIANT ON THE SALES EFFORTS OF THIRD PARTIES THAT MAY AFFECT REVENUES.

         As we increase our consumer product offerings, we will seek various kinds of distribution and sales methodologies which rely on third parties. These will include OEM, VAR, internet resellers and standard retail outlets. To service these sales methods, we will have to maintain inventory and supply sufficient quantities of products to the sales outlets. Therefore, we will have an increased exposure with respect to inventory quantities and investment and warranty obligations. We also will have to oversee the sales efforts of these outlets to maintain pricing structures, advertising and sales quality and servicing and warranty claims. If we are unable to supply our sales channels or the third parties sell or act in ways that harm our image, market acceptance of our products may be adversely affected with a resulting loss in sales and revenues.

MARKETING OF OUR PRODUCTS WILL REQUIRE EXPANSION OF OUR MARKETING STAFF AND ESTABLISHING MARKETING PROGRAMS, WHICH IF NOT EFFECTIVE, MAY RESULT IN LIMITED SALES.

         We have initiated consumer sales of various products. To do this effectively and reach the mass market for electronic products, we will need to expand our sales staff and marketing programs. If we are unable to find effective sales personnel or establish effective sales programs, we will not be able to fully realize our product offerings or grow sales. A slower growth of sales or the harmful effects of poor marketing could increase expenses and may adversely affect sales and revenues.

WE HAVE LIMITED EXPERIENCE IN THE COMMERCIAL DESIGN AND LARGE SCALE MANUFACTURING OF CONSUMER PRODUCTS THAT MAY RESULT IN PRODUCTION INADEQUACIES, DELAYS AND REJECTION.

         We have limited experience in the commercial design and large scale manufacturing of consumer electronic products. From time to time we have experienced delays in starting production and maintaining production amounts at the quality levels necessary for our products. We outsource the manufacture of certain components and will outsource some of our future consumer products. If there are design flaws or manufacturing errors resulting from our inexperience or by the third party manufacturers, there may be resulting delays while they are corrected. In addition, using others to manufacture on our behalf exposes us to timing, quality and delivery risks. The failure to produce adequate numbers of products, at the quality levels expected by our customers, may result in the loss of acceptance of our consumer products, or result in excessive returns and warranty claims. These may result in loss of commercialization opportunities as well as adversely affect revenues and cause additional, unanticipated expenses.

UNTIL WE ARE ABLE TO SELL PRODUCT IN LARGE VOLUMES, OUR MANUFACTURING AND SALES EXPENSES PER UNIT WILL HAVE AN ADVERSE IMPACT ON GROSS MARGINS.

         New products offerings may be manufactured in low quantities resulting in higher per unit costs to produce. These costs will reduce gross margins. It is possible that the costs to produce may not be fully recoverable resulting in write downs of inventory. This will have a negative impact on our financial condition and results of operations.

WE ARE HIGHLY DEPENDENT ON MR. JEFFERY PARKER AS OUR CHIEF EXECUTIVE OFFICER WHOSE SERVICES, IF LOST, WOULD HAVE AN ADVERSE IMPACT ON THE LEADERSHIP OF THE COMPANY AND INDUSTRY AND INVESTOR PERCEPTION ABOUT OUR FUTURE.

         Because of Mr. Parker's position in the company and the respect he has garnered in the industry in which we operate and from the investment community, the loss of the services of Mr. Parker might be seen as an impediment to the execution of the our business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment. Mr. Parker has an employment contract that expires in September 2005. We maintain key-employee life insurance for our benefit on Mr. Parker.

IF WE ARE UNABLE TO ATTRACT THE HIGHLY SKILLED EMPLOYEES WE NEED FOR RESEARCH AND DEVELOPMENT AND SALES AND SERVICING, IT WILL NOT BE ABLE TO EXECUTE ITS RESEARCH AND DEVELOPMENT PLANS OR PROVIDE THE HIGHLY TECHNICAL SERVICES THAT OUR PRODUCTS REQUIRE.

         Our business is very specialized, and therefore it is dependent on having skilled and specialized employees to conduct our research and development activities, manufacturing, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on our business development because persons will not obtain the information or services expected in the markets and may prevent us from successfully implementing our current business plans.

THE OUTSTANDING OPTIONS AND WARRANTS MAY AFFECT THE MARKET PRICE AND LIQUIDITY OF THE COMMON STOCK.

         At December 31, 2004, we had 18,006,324 shares of common stock outstanding and had 5,390,218 exercisable options and warrants for the purchase of shares of common stock, assuming no terminations or forfeitures of such options and warrants. On March 14, 2005, we issued 720,000 warrants to investors in our private placement which are immediately exercisable. On December 31, 2005 and 2006, there will be 7,107,050 and 7,362,460, respectively of the currently outstanding options and warrants exercisable (assuming no terminations or forfeitures). All of the underlying common stock of these securities is or will be registered for sale to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders' ownership.

PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTEREST OF STOCKHOLDERS.

         Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval, and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

                                 USE OF PROCEEDS

         All the shares covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders. ParkerVision will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

         If the redeemable common stock warrants are exercised, we will receive up to $6,480,000 in gross proceeds.

                              SELLING STOCKHOLDERS


         The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at May 26, 2005. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.


                                                                                                  AFTER OFFERING
                                                                                              ----------------------
                                                 NUMBER OF
                                                  SHARES                                        NUMBER OF
                                               BENEFICIALLY                     NUMBER OF        SHARES
                                              OWNED PRIOR TO    PERCENTAGE        SHARES      BENEFICIALLY      % OF
NAME                                             OFFERING+       OF CLASS      TO BE SOLD+        OWNED        CLASS
----                                          --------------    ----------     -----------    ------------    -------
Special Situations Fund III, L.P.(1)              400,000          1.9%          400,000           -0-          -0-

Special Situations Cayman Fund, L.P.(1)           100,000            *           100,000           -0-          -0-

Special Situations Private Equity Fund,           215,000          1.0%          215,000           -0-          -0-
   L.P.(1)

Special Situations Technology Fund, L.P.(1)       40,000             *            40,000           -0-          -0-

Special Situations Technology Fund II,            245,000          1.1%          245,000           -0-          -0-
   L.P.(1)

Goldman Sachs Asset Management, L.P.(2)(3)        270,000          1.3%          150,000         120,000         *

J B Were Global Small Companies Pooled            112,500            *            62,500         50,000          *
   Fund(2)(3)

J B Were Global Small Companies Fund (2)(3)       14,625             *            8,125           6,500          *

SEI Institutional Investments Trust Small         56,250             *            31,250         25,000          *
   Cap Fund(2)(4)

                                                                                                  AFTER OFFERING
                                                                                              ----------------------
                                                 NUMBER OF
                                                  SHARES                                        NUMBER OF
                                               BENEFICIALLY                     NUMBER OF        SHARES
                                              OWNED PRIOR TO    PERCENTAGE        SHARES      BENEFICIALLY      % OF
NAME                                             OFFERING+       OF CLASS      TO BE SOLD+        OWNED        CLASS
----                                          --------------    ----------     -----------    ------------    -------
Optimix Investment Management Limited(2)          42,750             *            23,750         19,000          *

SEI U.S. Small Companies Fund(2)(4)               27,000             *            15,000         12,000          *

SEI Institutional Investments Trust, Small        67,500             *            37,500         30,000          *
   Cap Fund (2)(4)

SEI Institutional Managed Trust, Small Cap        157,500            *            87,500         70,000          *
Growth Fund (2)(4)

Seligman Global Fund Series, Inc., Seligman       90,000             *            50,000         40,000          *
   Global Smaller Companies Fund(2)(5)

Pension Plan for Management and                    3,375             *            1,875           1,500          *
Professional Employees of Telus
Corporation(2)

Retail Employees Superannuation Trust(2)          29,250             *            16,250         13,000          *

TELUS Corporation Foreign Equity Active            7,875             *            4,375           3,500          *
Pool (2)

Wellington Management Portfolios (Dublin) -       46,125             *            25,625         20,500          *
   Global Smaller Companies Equity
   Portfolio(2)

Telstra Super Pty Ltd.(2)                         18,000             *            10,000          8,000          *

Clifford J. Kalista 401K(6)                       62,500             *            62,500           -0-          -0-

Phyllis D. Kalista 401K(6)                        12,500             *            12,500           -0-          -0-

Clifford J. Kalista and Phyllis D. Kalista        115,000            *            75,000         40,000          *
   JTWROS

Gregory L. Berlacher(6)                            8,375             *            8,375            -0-          -0-

Lyxor/Balboa Fund, Ltd.(7)                        145,125            *           145,125           -0-          -0-

The Chelonia Fund, LP(7)                          16,875             *            16,875           -0-          -0-

The Balboa Fund, Ltd.(7)                          38,250             *            38,250           -0-          -0-

The Balboa Fund, LP(7)                            49,750             *            49,750           -0-          -0-

Jody Miller                                       19,500             *            12,500          7,000          *

Sandor Capital Master Fund LP(8)                  42,500             *            42,500           -0-          -0-

David Cumming                                     84,900             *            8,600          76,300          *

                                                                                                  AFTER OFFERING
                                                                                              ----------------------
                                                 NUMBER OF
                                                  SHARES                                        NUMBER OF
                                               BENEFICIALLY                     NUMBER OF        SHARES
                                              OWNED PRIOR TO    PERCENTAGE        SHARES      BENEFICIALLY      % OF
NAME                                             OFFERING+       OF CLASS      TO BE SOLD+        OWNED        CLASS
----                                          --------------    ----------     -----------    ------------    -------
Emerging Growth Advisors, Inc.(9)                 100,000            *           100,000           -0-          -0-

Banca Del Gottardo(10)                           1,533,471         8.5%           83,332        1,450,139       8.1%

Precept Capital Master Fund, GP(11)               41,666             *            41,666           -0-          -0-

William J. Harrison                               12,500             *            12,500           -0-          -0-

Robert S. Colman Trust u/d/t 3/13/85              62,500             *            62,500           -0-          -0-

Sherleigh Associates Defined Benefits             166,666            *           166,666           -0-          -0-
Pension Plan(12)

Sherleigh Associates Profit Sharing Plan(12)      166,666            *           166,666           -0-          -0-

Northwood Capital Partners, L.P.(13)              93,750             *            93,750           -0-          -0-

Cabernet Partners, L.P.(13)                       62,500             *            62,500           -0-          -0-

Chardonnay Partners, L.P.(13)                     25,000             *            25,000           -0-          -0-

VFT Special Ventures, Ltd.(13)                    25,028             *            25,028           -0-          -0-

Insignia Partners, L.P.(13)                       75,000             *            75,000           -0-          -0-

Sean McDermott(14)                                13,850             *            3,750          10,100          *

Anthony McDermott                                 35,000             *            27,500          7,500          *

Richard A. Jacoby                                 12,500             *            12,500           -0-          -0-

The Ecker Family Partnership(15)                  12,500             *            12,500           -0-          -0-

Amir L. Ecker(15)                                 34,750             *            31,250          3,500          *

Amir L. Ecker IRA(15)                             37,500             *            37,500           -0-          -0-

ACT Capital Partners, LP(16)                      92,000             *            62,500         29,500          *

Dennis L. Adams                                   62,500             *            62,500           -0-          -0-

SRB Greenway Capital, L.P.(17)                    18,982             *            18,982           -0-          -0-

SRB Greenway Capital, (QP), L.P.(17)              135,182            *           135,182           -0-          -0-

SRB Greenway Offshore Operating Fund,             12,501             *            12,501           -0-          -0-
L.P.(17)

SF Capital Partners Ltd.(18)                      166,666            *           166,666           -0-          -0-

Barbara Parker(19)                                349,435          1.7%           58,332         291,103        1.4%

                                                                                                  AFTER OFFERING
                                                                                              ----------------------
                                                 NUMBER OF
                                                  SHARES                                        NUMBER OF
                                               BENEFICIALLY                     NUMBER OF        SHARES
                                              OWNED PRIOR TO    PERCENTAGE        SHARES      BENEFICIALLY      % OF
NAME                                             OFFERING+       OF CLASS      TO BE SOLD+        OWNED        CLASS
----                                          --------------    ----------     -----------    ------------    -------
Brenda Mittelman                                  12,500             *            12,500           -0-          -0-

Henry Mittelman Revocable Living Trust            37,500             *            37,500           -0-          -0-

----------
+ Includes shares underlying immediately exercisable warrants issued to selling stockholders in the March 14, 2005 private placement which have been registered for re-offer and re-sale.

*        Less than 1.0%.

(1) MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisors, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(2) The selling stockholder is an advisory client of Wellington Management Company, LLP. Wellington Management Company, LLP is an investment adviser registered with the Securities and Exchange Commission under
         Section 203 of the Investment Advisers Act of 1940, as amended. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares of common stock of ParkerVision that are owned of record by investment advisory clients of Wellington Management. Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or dispositive power with respect to such shares. Of the shares of common stock of ParkerVision held by its advisory clients, Wellington Management has shared voting authority over 1,356,100 shares and no voting authority over 1,566,800 shares.

(3) Goldman Sachs & Co., an affiliate of a registered broker-dealer, and JB Were are engaged in a global alliance that offers, among other services, cash management and share trading services to retail investors. Therefore the selling stockholder may be deemed to be an affiliate of a member of the NASD.

(4) SEI Investments Distribution Company, the advisor to the selling stockholder, is a registered broker dealer and is a wholly owned subsidiary of SEI Investments Company, and therefore the selling stockholder may be considered an affiliate of a member of the NASD.

(5) The selling stockholder is an affiliate of Seligman Services, a registered broker-dealer.

 (6) Gregory L. Berlacher is the trustee of the Clifford J. Kalista 401K and Phyllis D. Kalista 401K. The amount listed for Mr. Berlacher does not include the beneficial ownership of shares for which he acts as trustee.

(7) Mark Meisenbach is the investment manager and has the ability to vote and dispose of the shares of common stock of the selling stockholder.

(8) John S. Lemak, general partner, has the ability to vote and dispose of the shares of common stock of the selling stockholder.

(9) Peter Welles, president, has the ability to vote and dispose of the shares of common stock of the selling stockholder.

(10) The Banco del Gottardo has sole voting and dispositive power over 250,000 shares of common stock and shared voting and dispositive power over 1,283,471 shares of common stock. The shares over which they have shared authority are held for the benefit of third parties. The above information is derived in part from the Schedule 13G filed by Banco del Gottardo February 7, 2005. The address is Viale S. Franscini 8, Lugano, Switzerland.

(11) D. Blair Baker, president and CEO of Precept Management, LLC, the general partner of Precept Management LP, the agent for the selling stockholder, has the ability to vote and dispose of the shares of common stock.

(12) Jack Silver, trustee, has the ability to vote and dispose of the shares of common stock of the selling stockholder.

(13) Robert A. Berlacher, general partner, has the ability to vote and dispose of the shares of common stock of the selling stockholder.

(14) Sean McDermott is an employee of Philadelphia Brokerage Corp., an NASD member.

(15) Amir L. Ecker is an employee of Philadelphia Brokerage Corp., an NASD member and is the general partner of The Ecker Family Partnership with authority to vote and dispose of the shares of common stock.

(16) Amir L. Ecker, Carol G. Frankenfield and Michael Bevilacqua, general partners of the selling stockholder, are employed by Philadelphia Brokerage Corp., an NASD member.

(17) Steven Becker, member of BC Advisors LLC, the general partner of SRB Management, LP, the general partner of the selling stockholder has the ability to vote and dispose of the shares of common stock.

(18) Brian H. Davidson has the voting and dispositive authority of the shares of common stock. The selling stockholder is an affiliate of two NASD members.

(19) Barbara Parker is related to Jeffrey L. Parker, CEO and a director of ParkerVision, Todd Parker, Vice President and a director of ParkerVision and Stacie Parker Wilf, Secretary of ParkerVision.

         On March 14, 2005, ParkerVision consummated the sale of an aggregate of 2,880,000 shares of common stock and 720,000 redeemable common stock purchase warrants in a private placement to a limited number of institutional and other investors pursuant to offering exemptions under the Securities Act of 1933. The gross proceeds of the offering were $21,600,000. ParkerVision engaged Wells Fargo Securities LLC as placement agent pursuant to an agreement dated February 4, 2005, We paid approximately $1,300,000 in fees and expenses in connection with the offering. Based on representations to the company in the purchase agreements and investor questionnaires, none of the selling stockholders had agreements or understandings, directly or indirectly, with any person to distribute the shares, and purchased them in the ordinary course for investment purposes.

         The redeemable common stock purchase warrants are exercisable until March 10, 2010, at an exercise price of $9.00 per share. They may be redeemed at a redemption price of $.01 per share commencing March 10, 2007 until the expiration date, on one occasion, in whole or in part, if the volume-weighted average price of a share of common stock has been 200% or more of the then exercise price for fifteen of the twenty consecutive trading days ending within five days of the date of the redemption notice. The company may give notice of redemption not less than ten trading days or more than twenty trading days prior to the redemption date and provided that there is an effective re-offer registration statement for the underlying shares. Until redeemed, the holder has the right to exercise the warrant. If the warrants are to be redeemed in part, they will be redeemed pro-rata among all the outstanding warrants.

         ParkerVision agreed to register the shares of common stock sold in the offering and underlying the warrants for resale by the investors in the private placement. The registration provisions provide that if the registration statement is not declared effective by June 10, 2005, or the registration statement is suspended after it is declared effective, any selling stockholder who owns shares of common stock purchased in the private placement will be entitled to liquidated damages of 1% of the purchase price, per month, on a pro rata daily basis, until the registration statement is declared effective or available for use after a suspension. The maximum penalty is limited to 10% of the purchase price. ParkerVision and the selling shareholders, severally, have agreed to indemnify each other in certain circumstances in connection with the registration statement.

                              PLAN OF DISTRIBUTION

         The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         - privately negotiated transactions;

         - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

         - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         - a combination of any such methods of sale; and

         - any other method permitted pursuant to applicable law.

         The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. After the effectiveness of the registration statement, the selling stockholders may also sell shares of our common stock short and deliver common stock to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

         We will pay all the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller. Jody Miller, the wife of a partner of Graubard Miller, is a selling stockholder.

                                     EXPERTS

         The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

         o        Annual Report on Form 10-K for the fiscal year ended December
                  31, 2004;


         o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;


         o Current Report on Form 8-K dated March 14, 2005, filed March 17, 2005; and

         o Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

         Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 8493 Baymeadows Way, Jacksonville, Florida 32256.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:


SEC Registration and Filing Fee...........................  $    3,379.59
Legal Fees and Expenses...................................      20,000.00
Accounting Fees and Expenses..............................      30,000.00
Printing  ................................................         500.00
Miscellaneous.............................................       6,120.41
                                                            -------------
          TOTAL...........................................  $   60,000.00



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         We have entered into indemnification and reimbursement agreements with each of our directors.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

         To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 16.  EXHIBITS


                                                                 Incorporated by
   Exhibit                                                        Reference from      No. in
   Number                        Description                         Document        Document        Filing Status
   -----                         -----------                         --------        --------        -------------
     5.1       Opinion of Graubard Miller                               --                --         Previously filed
    10.1       Form of Stock and Warrant Purchase Agreement            (1)                --         Incorporated
               with each of the investors in the March 2005                                            herewith
               private placement who are the Selling
               Stockholders
    10.2       Form of Redeemable Common Stock Purchase Warrant        (2)                --         Incorporated
                                                                                                       herewith
    10.3       Schedule of March 2005 Investors                         --                --         Previously filed
    23.1       Consent of PricewaterhouseCoopers LLP                    --                --         Filed Herewith
    23.2       Consent of Graubard Miller (included in Exhibit
               5.1)                                                     --                --         Previously filed
    24.1       Power of Attorney (included on signature page            --                --         Previously filed
               of this Registration Statement)


--------------
(1) Incorporate by reference from Exhibit 10.29 of Annual Report on Form 10-K, dated December 31, 2004, filed March 16, 2005.

(2) Incorporate by reference from Exhibit 4.7 of Annual Report on Form 10-K, dated December 31, 2004, filed March 16, 2005.


ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Jacksonville, Florida on May ___, 2005.
                                          PARKERVISION, INC
                                          (Registrant)

                                          By: /s/ Jeffrey L. Parker
                                              --------------------------------
                                              Name:  Jeffrey L. Parker
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signatures                                      Title                         Date
              ----------                                      -----                         ----
By:  /s/ Jeffrey L. Parker                 Chief Executive Officer and Chairman of      May 26, 2005
     ---------------------                 the Board (Principal Executive Officer)
     Jeffrey L. Parker

By:  /s/ Cynthia L. Poehlman               Chief Financial Officer (Principal           May 26, 2005
     -----------------------               Accounting Officer)
     Cynthia L. Poehlman

By:                 *                      Vice President and Director                  May 26, 2005
     ------------------------------
     Todd Parker

By:                 *                      Chief Technical Officer and Director         May 26, 2005
     ------------------------------
     David F. Sorrells

By:                 *                      Secretary and Treasurer                      May 26, 2005
     ------------------------------
     Stacie Wilf

By:                 *                      Director                                     May 26, 2005
     ------------------------------
     William A. Hightower

By:                 *                      Director                                     May __, 1005
     ------------------------------
     Richard a. Kashnow

By:                 *                      Director                                     May 26, 2005
     ------------------------------
     John Metcalf

By:                 *                      Director                                     May 26, 2005
     ------------------------------
     William L. Sammons

By:                 *                      Director                                     May 26, 2005
     ------------------------------
     Nam P. Suh

By:                 *                      Director                                     May 26, 2005
     ------------------------------
     Papken S. Der Torossian

* By: /s/ Jeffrey L. Parker
      -----------------------------------
      Jeffrey L. Parker, Attorney-in-Fact
      By Power of Attorney